Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Thayer and Inspirato adjusted to give effect to the Business Combination, PIPE Investment and the other related events contemplated by the Business Combination Agreement (the “Transactions”). Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Inspirato Incorporated and its consolidated subsidiaries after giving effect to the Transactions. Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Amendment No. 1.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Transactions as if they were consummated on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 gives pro forma effect to the Transactions as if they were consummated on January 1, 2021.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following:

•	Thayer’s audited financial statements and related notes as of and for the year ended December 31, 2021 included in Thayer’s Form 10-K filed with the SEC on February 9, 2022.

•	Inspirato’s audited financial statements and related notes as of and for the year ended December 31, 2021, a copy of which is attached as Exhibit 99.1 to this Amendment No. 1.

•	Thayer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Item 7 of Thayer’s Form 10-K filed with the SEC on February 9, 2022.

•	Inspirato’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included at Exhibit 99.2 to this Amendment No. 1.

Certain direct and incremental costs related to the Business Combination will be recorded as a reduction against additional-paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material.

The following describes the above entities:

Thayer

Thayer was a blank check company formed under the laws of the State of Delaware on July 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, or initial business combination. Thayer generated no operating revenues to date and did not expect to generate operating revenues until the consummation of an initial business combination.

Inspirato

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, Inspirato offers access to a diverse portfolio of curated luxury vacation options that, as of December 31, 2021, included over 425 private luxury vacation homes available exclusively to its subscribers, and accommodations at over 420 luxury hotel and resort partners in more than 230 destinations around the world. Inspirato’s portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with Inspirato’s personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

Description of the Business Combination

On February 11, 2022 Inspirato consummated the previously announced business combination (the “Closing”) pursuant to that Business Combination Agreement, dated as of June 30, 2021 (as amended, the “Business Combination Agreement”), by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (“Thayer”), Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, and any blocker merger sub that became a party to the Business Combination Agreement by executing a joinder thereto, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker and any Non-Party Blocker, the “Blockers”), Passport Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and Inspirato LLC. Pursuant to the Business Combination Agreement (i) KPCB Blocker merged with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer (the “KPCB Blocker Merger”), (ii) IVP Blocker merged with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer (the “IVP Blocker Merger”), (iii) W Capital Blocker merged with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and the mergers involving the Non-Party Blockers, the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub merged with and into Inspirato LLC, with Inspirato LLC as the surviving company, resulting in Inspirato LLC becoming a subsidiary of Thayer (together with the Blocker Mergers and the other transactions related thereto, the “Business Combination”). The Business Combination was approved by Thayer’s stockholders at a meeting held on February 8, 2022. In connection with the Closing, among other things, Thayer changed its name to “Inspirato Incorporated”.

Upon the Closing, Inspirato Incorporated’s Class A Common Stock was listed on Nasdaq and trades under the ticker symbol “ISPO.” As Inspirato’s current management team and business operations comprise Inspirato Incorporated’s management and operations, Inspirato Incorporated has and continues to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Inspirato Incorporated expects it will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Prior to the Closing, the units representing equity interests in Inspirato were held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato (the “Continuing Inspirato Members”), which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries.

Following the completion of the Business Combination, as described above, Inspirato Incorporated’s organizational structure is what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering. This organizational structure allows the Continuing Inspirato Members to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Continuing Inspirato Member also holds a number of shares of Inspirato Class V Common Stock equal to the number of New Common Units held by such Continuing Inspirato Members, which have no economic value, but which entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of Inspirato. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker, by contrast, hold their equity ownership in Inspirato in the form of Inspirato Class A Common Stock. This structure allows the Continuing Inspirato Members to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes, as well as to provide potential future tax benefits to Inspirato (85% of which the Continuing Inspirato Members will benefit from pursuant to the Tax Receivable Agreement), which are expected to arise when the Continuing Inspirato Members ultimately exchange their New Common Units and Inspirato Class V Common Stock for shares of Inspirato Class A Common Stock. Because the New Common Units are issued by Inspirato and not Inspirato, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Inspirato Class A Common Stock on a per share basis (for example, as a result of Inspirato being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but Inspirato may not make corresponding distributions to the holders of Inspirato Class A Common Stock).

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with the U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato have a majority of the voting power of Inspirato Incorporated and Inspirato LLC’s operations comprise all of the ongoing operations of Inspirato Incorporated. Inspirato LLC is managed by a seven-person board of managers designated by Inspirato Incorporated and the other Members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the combined historical financial information of Thayer and Inspirato give effect to transaction accounting adjustments that (1) depict in the pro forma condensed combined balance sheet, the accounting for the Transactions required by GAAP, and (2) depict in the pro forma condensed combined statement of operations, the effects of the pro forma balance sheet adjustments, assuming those adjustments were made as of the beginning of the fiscal year presented. The pro forma condensed combined financial information does not give effect to any management adjustments or any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. In addition, as (i) Thayer and Inspirato have not had any historical relationship prior to the Transactions and (ii) there is no historical activity with respect to Merger Subs, preparation of the accompanying pro forma financial information did not require any adjustments with respect to such activities.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this current report. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. Accordingly, the unaudited pro forma condensed combined financial information includes, among other things, pro forma adjustments to reflect the completion of the Business Combination, the PIPE Investment, the settlement of transaction costs that have been reported in the companies’ historical financial statements or will be incurred upon consummation of the Business Combination, and the impact of certain other associated pro forma adjustments necessary to give full effect to the Transactions.

Pursuant to the Thayer Certificate of Incorporation, Thayer provided the holders of shares of Thayer Class A Common Stock originally sold as part of the Thayer Units issued in Thayer’s IPO with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit as of two business days prior to the Closing, in the Trust Account that holds the proceeds (including interest not previously released to Thayer to pay its income taxes or any other taxes payable) from the Thayer IPO. The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of Thayer Class A Common Stock.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock as of closing on February 10, 2022 (in thousands):

	Shares	%
Thayer public shareholders	256	0%
Thayer Class B	2,748	3%

Total Thayer	3,004	3%
PIPE	8,750	8%
Inspirato LLC unitholders(1)	95,579	89%

Total Shares at Closing	107,333	100%

(1)	Excludes 9 million shares issued for profits interests which are subject to vesting.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2021

(in thousands except per share amounts)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma
Assets
Current assets:
Cash and cash equivalents	$113	$80,233	$2,564	2a	$138,011
			87,500	2b
			(32,399)	2d
Restricted cash	—	2,720	—		2,720
Accounts receivable, net	—	2,389	—		2,389
Prepaid expenses	159	11,101	—		11,260
Prepaid subscriber travel	—	17,183	—		17,183
Accounts receivable, related parties	—	386	—		386
Other current assets	—	762	—		762
Deferred tax asset	—	—	—	2g	—

Total current assets	272	114,774	57,665		172,711
Cash and marketable securities held in Trust Account	175,992	—	(175,992)	2a	—
Property and equipment, net	—	8,695	—		8,695
Goodwill	—	21,233	—		21,233
Other long-term, assets	—	1,068	—		1,068

Total assets	$176,264	$145,770	$(118,327)		$203,707

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,971	$33,140	$—		$36,111
Accrued liabilities	1,130	6,035	—		7,165
Franchise tax payable	178	—	—		178
Deferred revenue	—	176,813	—		176,813
Deferred rent	—	457	—		457
Debt	—	13,267	—		13,267

Total current liabilities	4,279	229,712	—		233,991
Deferred underwriting fee payable	6,900	—	(6,900)	2d	—
Debt	—	—	—		—
Deferred revenue	—	14,450	—		14,450
Deferred rent	—	7,468	—		7,468
Warrants	15,484	547	—		16,031
Tax receivable agreement liability	—	—	—	2h	—

Total liabilities	26,663	252,177	(6,900)		271,940
Series A-1	$—	$12,809	$(12,809)	2f	$—
Series A-2	—	5,489	(5,489)	2f	—
Series B	—	19,860	(19,860)	2f	—
Series B-1	—	15,282	(15,282)	2f	—
Series D	—	20,125	(20,125)	2f	—
Series E	—	9,719	(9,719)	2f	—
Thayer Class A Common stock: 17,250,000 shares subject to possible redemption at $10.20 per share	175,950	—	(175,950)	2a	—

Total temporary equity	175,950	83,284	(259,234)		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
Noncontrolling interest	—	—	(38,461)	2i	(38,461)
Combined Company Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding on a historical basis; 107,333,024 issued and outstanding on a pro forma basis	—	—	11	2e	11
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 issued and outstanding on a historical basis; none issued or outstanding on a pro forma basis	—	—	—		—
Series C	—	21,477	(21,477)	2f	—
Additional paid-in capital	—	—	2,522	2a	181,385
			87,500	2b
			(26,349)	2c
			(25,499)	2d
			(11)	2e
			104,761	2f
			38,461	2i
Accumulated deficit	(26,349)	(211,168)	26,349	2c	(211,168)

Total shareholders’ equity	(26,349)	(189,691)	147,807		(68,233)

Total liabilities and shareholders’ equity	$176,264	$145,770	$(118,327)		$203,707

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2021

(in thousands except per share data)

	Thayer (Historical)	Inspirato, LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma
Revenue	$—	$234,747	$—		$234,747
Cost of revenue	—	152,747	—		152,747
General and administrative	5,156	50,477	3,243	3a	58,876
Franchise Tax expenses	152	—	—		152
Sales and marketing	—	27,821	—		27,821
Operations	—	26,814	—		26,814
Technology and development	—	4,914	—		4,914
Depreciation and amortization	—	2,619	—		2,619
Interest, net	(42)	635	42	3b	635
Warrant fair value (gains) losses	(388)	456	—		68
Gain on forgiveness of debt	—	(9,518)			(9,518)

Income (loss) before income taxes	(4,878)	(22,218)	(3,285)		(30,381)
Income tax expense (benefit)	—	—	(7,595)	3c	(7,595)

Net income (loss)	(4,878)	(22,218)	4,310		(22,786)
Net income (loss) attributable to noncontrolling interest	—	—	(12,844)	3d	(12,844)

Net income (loss) attributable to Inspirato Incorporated	$(4,878)	$(22,218)	$17,154		$(9,942)

Basic and diluted weighted average units		1,166
Basic and diluted loss per unit		$(19.05)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	4,313
Basic and diluted net loss per share, Class A and Class B	$(0.23)
Weighted average shares outstanding of Class A redeemable common stock	17,250				107,333
Basic and diluted net loss per share, Class A	$(0.23)				$(0.09)

Note 1. Basis of Pro Forma Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with the U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato have a majority of the voting power of Inspirato Incorporated and Inspirato LLC’s operations comprise all of the ongoing operations of Inspirato Incorporated. Inspirato LLC is managed by a seven-person board of managers designated by Inspirato Incorporated and the other Members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized. Operations prior to the Business Combination will be those of Inspirato.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company additional paid-in capital and are assumed to be cash settled.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Inspirato believes are reasonable under the circumstances. Inspirato believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Thayer and Inspirato.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this report. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

There were no significant intercompany balances or transactions between Thayer and Inspirato as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Thayer and Inspirato filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Thayer’s shares outstanding, assuming the Business Combination and related transactions occurred at January 1, 2021.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

a)

Reflects the reclassification of $176 million of cash and cash equivalents held in Thayer’s trust account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination. Approximately $173.4 million of cash and cash equivalents held in Thayer’s trust account were utilized to satisfy redemptions of Thayer Class A common stock.

b)	Reflects the gross cash proceeds from PIPE financing of 8.75 million shares of Thayer Class A common stock for $87.5 million from private investors.

c)	Reflects the elimination of Thayer’s accumulated deficit.

d)

Reflects the payment of Thayer and Inspirato’s transaction costs of $32.4 million, including deferred underwriting fees, incurred in connection with the closing of the Business Combination, of which $3.2 million will be expensed.

e)

Reflects the issuance of 105 million shares to seller at $0.0001 par value, including 9 million shares issued for profits interests which are subject to vesting, as consideration for the Business Combination.

f)

Reflects the recapitalization of Inspirato including the reclassification of temporary and permanent member’s equity to common stock and additional paid in capital. This presentation does not account for the Sponsor’s agreement to purchase 490,197 shares of Inspirato Class A Stock for $10.20 per share for aggregate proceeds of approximately $5.0 million, in a private placement or the potential forfeiture of an additional 1.0 million shares of Thayer Class B Stock (which became 1.0 million shares of Inspirato Class A Common Stock upon the Closing) in the event such private placement does not occur within the 60-day period following the Closing pursuant to Inspirato LLCs waiver of the minimum cash condition contained in the Business Combination Agreement.

g)

Represents adjustments to reflect applicable deferred tax assets. The Combined Company’s deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740—Income Taxes. As such, the Combined Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance. The deferred taxes are primarily related to the tax basis step up of the Combined Company’s investment in Inspirato LLC, and the Combined Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4%.

h)

Upon the completion of the Transaction, the Combined Company will be a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, the Combined Company will be required to pay to certain parties to the agreement 85% of the tax savings that it is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The Combined Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Units in Inspirato as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740—Income Taxes. Accordingly, the Combined Company has not recorded a liability related to the Tax Receivable Agreement as of December 31, 2021, as the liability is not considered to be probable in accordance with ASC 450—Contingencies.

i)	Noncontrolling interest ownership of 56.4% represents ownership of Inspirato LLC to be held by Continuing Inspirato Members.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

a)	Reflects Thayer’s and Inspirato’s transaction costs to be expensed of $3.2 million.

b)	Represents the elimination of interest income on Thayer’s trust account of $42 thousand and $1 thousand for the years ended December 31, 2021 and 2020, respectively.

c)

Following the transaction, Inspirato will be subject to U.S. federal income taxes as well as state and local taxes, estimated at 25%. Also, there is not expected to be a material change to the aforementioned tax benefit nor liability related to the Tax Receivable Agreement.

d)	Represents net loss attributable to noncontrolling interest ownership of 56.4%.

Note 4. Net loss per share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculation has been performed for the year ended December 31, 2021. The unaudited condensed combined pro forma net loss per share, basic and diluted, is computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, Thayer had two classes of shares: Class A shares and Class B shares. The Class B shares were held by the Sponsor. In connection with the closing of the Business Combination, each currently issued and outstanding share of Thayer Class B common stock not forfeited, was automatically converted on a one-for-one basis, into shares of Thayer Class A common stock. Immediately thereafter, each currently issued and outstanding share of Class A common stock was automatically converted on a one-for-one basis into shares of the Combined Company.

Thayer had 8.6 million outstanding public warrants sold during the initial public offering and 7.2 million warrants sold in a private placement to purchase an aggregate of 0.9 million Class A shares simultaneous to the initial public offering. The warrants were exercisable at $11.50 per share amounts which exceeded the market price of Thayer’s Class A common stock on the transaction date. In connection with the closing of the Business Combination, these warrants became exercisable for one share each of Inspirato Class A Common Stock at a price of $11.50 per share. The warrants are considered anti-dilutive and excluded from the earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period. Inspirato Options and Inspirato Profits Interests are also anti-dilutive.

As a result, pro forma diluted net loss per share is the same as pro forma basic net loss per share for the periods presented.

For the year ended
December 31, 2021
Pro forma net loss attributable to Inspirato Incorporated	$(9,942)
Basic and diluted weighted average shares outstanding	107,333
Pro forma basic and diluted loss per share	$(0.09)
Pro forma basic and diluted weighted average shares
TVAC public shareholders	256
Thayer class B	2,748

Total Thayer	3,004
Inspirato LLC unitholders	95,579
PIPE investors	8,750

Total pro forma basic weighted average shares	107,333